UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2016

KBR, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33146	20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson Street

Suite 3400

Houston, Texas 77002

(Address of principal executive offices)

Registrant’s telephone number, including area code: (713) 753-3011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On July 1, 2016, KBR, Inc. (the “Company”) completed its acquisition of Wyle Inc., a Delaware corporation (“Wyle”), in accordance with the terms of the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated May 18, 2016, by and among Wyle, KBR Holdings, LLC, a wholly owned subsidiary of the Company (“KBR Holdings”), Road Runner Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of KBR Holdings (“Merger Sub”), and CSC Shareholder Services LLC, a Delaware limited liability company. Pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into Wyle, with Wyle continuing as a wholly owned subsidiary of KBR Holdings (the “Merger”).

At the effective time of the Merger (the “Effective Time”), each share of outstanding common stock of Wyle was converted into the right to receive $1.76 in cash, and each outstanding option to purchase Wyle common stock which was vested at the Effective Time (or that vested as a result of the consummation of the Merger) was cancelled and converted into the right to receive an amount in cash per share subject to such option equal to the excess, if any, of $1.76 over the applicable per share exercise price of such option. Options with an exercise price per share greater than $1.76 were cancelled without any cash payment.

As previously reported, the aggregate consideration to be paid in the Merger is $600 million, which amount includes payment of Wyle’s outstanding credit agreement and other transaction expenses, and is subject to both pre- and post-closing adjustments for certain tax benefits, working capital and other customary purchase price adjustments. The Company funded the payments under the Merger Agreement from available cash on-hand and from proceeds from its Amended and Restated Revolving Credit Agreement dated as of September 25, 2015 (the “Credit Agreement”).

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2016 and is incorporated herein by reference.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the completion of the Merger disclosed in Item 2.01 above, on July 1, 2016 the Company received a $400M advance (the “Advance”) under its Credit Agreement. The Advance bears interest at 1.841555% per annum for the first month and will reset each month thereafter to the one-month LIBOR rate plus an applicable margin of 1.375% to 1.75% until paid. Interest payments on the Advance are due monthly.

As previously disclosed, the Credit Agreement contains customary covenants, including financial covenants requiring maintenance of a ratio of consolidated debt to consolidated EBITDA of 3.5 to 1 and a minimum consolidated net worth of $1.2 billion plus 50% of consolidated net income and 100% of any increase in shareholders equity attributable to the sale of equity securities. The net worth covenant excludes the effects of changes in foreign currency translation adjustments from Shareholders’ Equity (as defined in the Credit Agreement) for periods after January 1, 2015.

The Credit Agreement contains customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain material ERISA events and cross event of default and cross-acceleration in respect of other material debt.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement in the form filed by the Company as Exhibit 10.1 to the Company’s Current Report on From 8-K filed with the Securities and Exchange Commission on October 1, 2015 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Wyle Inc., KBR Holdings, LLC, Road Runner Merger Sub, Inc. and CSC Shareholder Services LLC, dated May 18, 2016 (incorporated by reference to Exhibit 2.1 to KBR, Inc.’s Current Report on Form 8-K filed on May 23, 2016). (Pursuant to the rules of the Securities and Exchange Commission (the “Commission”), the schedules to the agreement have not been filed herewith. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.)

10.1	Amended and Restated Revolving Credit Agreement dated as of September 25, 2015 among KBR, Inc., the Banks party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A., ING Bank, N.V., Dublin Branch, BNP Paribas, and The Bank of Nova Scotia as Syndication Agents, Citibank, N.A., BNP Paribas, ING Bank, N.V., Dublin Branch, The Bank of Nova Scotia, Bank of America, N.A., and Compass Bank as initial Issuing Banks, and Citigroup Global Markets Inc., BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Inc., ING Bank, N.V., Dublin Branch, and The Bank of Nova Scotia as Joint Lead Arrangers and Bookrunners (incorporated by reference to Exhibit 10.1 to KBR, Inc.’s Current Report on Form 8-K filed on October 1, 2015).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

Date: July 5, 2016	By:	/s/ Beth Ann Dranguet
Beth Ann Dranguet
Assistant Corporate Secretary